UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 6, 2012

H&E Equipment Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51759	81-0553291
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11100 Mead Road, Suite 200, Baton Rouge, LA	70816
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (225) 298-5200

Not Applicable

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On August 6, 2012, H&E Equipment Services, Inc. (the “Company”) amended its existing $320.0 million senior secured credit facility with General Electric Capital Corporation as administrative agent (the “Agent”), which has a scheduled maturity date of February 29, 2017, by entering into Amendment No. 2 (the “Amendment”) to the Third Amended and Restated Credit Agreement by and among the Company, Great Northern Equipment, Inc., H&E Equipment Services (California), LLC, the other credit parties named therein, the lenders named therein (the “Lenders”), General Electric Capital Corporation, as administrative agent, Bank of America, N.A. as co-syndication agent and documentation agent, and Wells Fargo Capital Finance, LLC, as co-syndication agent (the “Credit Agreement”).

The Amendment, among other things, (i) permits the refinancing of the Company’s 8 3/8% senior unsecured notes due 2016 in an amount not less than $200.0 million and not greater than $480.0 million and with no amortization or final scheduled maturity prior to the date six months following the maturity of the Credit Agreement (such newly issued notes, the “Refinancing Notes”), (ii) changes the maturity date of the credit facility to the earlier to occur of February 29, 2017, and the date that is six months prior to the scheduled maturity of the Refinancing Notes (giving effect to any extensions thereof) (subject to earlier termination upon the occurrence of, under certain circumstances, an event of default or prepayment in full of the amounts owing under the credit facility), (iii) permits a one-time dividend by the Company in the maximum aggregate amount of the lesser of (x) $250.0 million and (y) (1) $250.0 million less (2) the amount by which $400.0 million exceeds the aggregate principal amount of Refinancing Notes issued prior to the payment of such dividend, so long as (A) such dividend is paid on or after the date the Amendment becomes effective (but not later than the date that is ninety (90) days after the date the Amendment becomes effective), (B) the Company has issued at least $350.0 million in the aggregate of Refinancing Notes, and (C) immediately after giving effect to the payment of such dividend and all borrowings under the senior secured credit facility made in connection therewith, Borrowing Availability, as defined in the Credit Agreement, is no less than $225.0 million. The effectiveness of the Amendment is subject to the fulfillment of certain customary closing conditions. The Amendment must become effective on or before September 14, 2012.

The credit facility, as amended, continues to provide, among other things, a $320.0 million senior secured asset based revolver, which includes a $30.0 million letter of credit facility and a $130.0 million incremental facility. In addition, the borrowers under the credit facility remain the same, the credit facility remains secured by substantially all of the assets of the Company and its subsidiaries, and the Company and each of its subsidiaries continue to provide a guaranty of the obligations under the credit facility.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

10.1	Amendment No. 2, dated August 6, 2012, to the Third Amended and Restated Credit Agreement by and among the Company, Great Northern Equipment, Inc., and H&E Equipment Services (California), LLC (collectively, the borrowers), General Electric Capital Corporation, as agent for the lenders, Bank of America, N.A., as co-syndication agent and documentation agent, and Wells Fargo Capital Finance, LLC, as co-syndication agent, and the lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&E Equipment Services, Inc.

August 8, 2012	By:	/s/ Leslie S. Magee

Name: Leslie S. Magee

Title: Chief Financial Officer